EXHIBIT (d)(6)

AMENDMENT

TO THE SYMMETRICOM, INC.

1999 EMPLOYEE STOCK OPTION PLAN

(as Amended on October 23, 2000)

Pursuant to the authority reserved to the Board of Directors (the “Board”) of Symmetricom, Inc., a corporation organized under the laws of State of Delaware (the “Company”), under Section 15(a) of the Symmetricom, Inc. 1999 Employee Stock Option Plan (the “Plan”), the Board hereby amends the Plan as follows.

1.    Section 11(a) is hereby amended to read in its entirety as follows:

“(a)    Rights to Purchase.  Stock Purchase Rights may be issued either alone, in addition to, or in tandem with other awards granted under the Plan and/or cash awards made outside the Plan. After the Administrator determines that it will offer Stock Purchase Rights under the Plan, it shall advise the offeree in writing or electronically, by means of a Notice of Grant, or other appropriate form, of the terms, conditions and restrictions related to the offer, including the number of Shares that the offeree shall be entitled to purchase or receive, the price to be paid, if any, and the time within which the offeree must accept such offer, which shall in no event exceed thirty (30) days from the date upon which the Administrator made the determination to grant the Stock Purchase Right. The offer shall be accepted by execution of a Restricted Stock Agreement in the form determined by the Administrator.”

2.    Section 11(b) is hereby amended to read in its entirety as follows:

“(b)    Repurchase Option.  Unless the Administrator determines otherwise, the Restricted Stock Agreement shall grant the Company a repurchase option or right of forfeiture, in either case exercisable upon the voluntary or involuntary termination of the Restricted Stock Recipient’s service with the Company for any reason (including death or Disability). Unless otherwise determined by the Administrator in its discretion, in the case of shares for which a purchase price was originally paid the purchase price for Shares repurchased pursuant to the Restricted Stock Purchase Agreement shall be such original purchase price, and may be made by cancellation of any indebtedness of the purchaser to the Company. In the case of Shares for which no purchase price was paid, a holder of Shares granted pursuant to the Restricted Stock Agreement shall forfeit such Shares for no consideration. The repurchase rate shall lapse at a rate determined by the Administrator.”

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I hereby certify that the foregoing Amendment to the Plan was duly adopted by the Board of Directors of Symmetricom, Inc., effective as of May 28, 2003.

Executed on this      day of                         , 2003.

                        , Secretary

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